Exhibit 23.5
Consent of DeGolyer and MacNaughton

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

February 12, 2010

Ecopetrol S.A.
Carrera 7 No. 37 - 69
Bogota
Republic of Colombia

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton, as set forth in the Ecopetrol S.A. Registration Statement on Form F-3, filed with the United States Securities and Exchange Commission on February 12, 2010, under the heading “Experts” and to the incorporation by reference of the other references to our firm and information derived from our reports contained in the Annual Report of the Registrant on Form 20-F/A for the year ended December 31, 2008.

Our reports referenced above consist of evaluations of Ecopetrol S.A. interests and reserves in certain areas in Colombia for the fiscal year ending December 31, 2008.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716